Exhibit 2.1

AGREEMENT FOR PURCHASE
AND SALE OF ASSETS

AGREEMENT FOR PURCHASE
AND SALE OF ASSETS

THIS AGREEMENT made this 24th day of August, 2012, between and among Sustainable Innovations, LLC, a Texas limited liability company (“Buyer”) and Mobile Fluid Recovery, Inc., an Ohio Corporation (referred to herein as “Seller” or “MFR” or the “Business”).  This Agreement shall supersede any contract, oral or written, previously entered into by the Parties.

WITNESSETH:

WHEREAS, Seller operates a mobile recycling service throughout the United States; and

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of Seller’s non-cash assets used in the operation of the Business;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

ARTICLE I:  AGREEMENT

1.01.
Purchase and Sale of Assets.  Subject to the terms and conditions herein contained, at the Closing (as hereinafter defined), Seller shall sell, transfer, assign and deliver to Buyer, and the Buyer shall purchase from Seller, all assets of the Seller used in its Business (the “Assets”), including but not limited to those assets listed on Exhibit A, free of any lien or encumbrance thereon and including accounts receivable in the amount of $56,000.00.  Buyer is assuming no liabilities of Seller unless specifically set forth in Exhibit B to this Agreement.

ARTICLE II:  PURCHASE PRICE

2.01.
Purchase Price.  The purchase price for the Assets shall be Five Hundred Thirty One Thousand Dollars ($531,000.00) which includes the assumption of One Hundred Twelve Thousand Two Hundred Seventy Two Dollars ($112,272.00) in liabilities (the “Assumed Liabilities”) set forth in Exhibit B (herein the “Purchase Price”).  The Purchase Price shall be paid to Seller on the terms set forth in Section 2.02 hereof.  The rest of the Purchase Price shall be allocated among the Assets as set forth in Exhibit A.  The parties shall report such allocations consistent herewith on their respective federal income tax returns.

2.02
Method of Payment.  The Purchase Price shall be paid as two components consisting of the Closing Payment and assumption of the Assumed Liabilities.  All payments made by Buyer shall be by wire transfer or cashier's or certified check, and will be made by Buyer to the Escrow Agent under and in accordance with the terms of the Escrow Agreement among the Buyer, the Seller and Sichenzia Ross Friedman Ference, as Escrow Agent (the “Escrow Agreement”).

(a)
Closing Payment.  At the Closing, the sum of Four Hundred Eighteen Thousand Seven Hundred Twenty Eight Dollars ($418,728.00) (the "Closing Payment"), representing a portion of the Purchase Price, will be released in accordance with the terms of the Escrow Agreement.

2.03	Buyer’s Assumptions. As further consideration for the Assets, Buyer agrees to assume on the Closing Date the following obligations of Seller:

(a)
Contracts to be Assumed by Buyer.  Attached as Exhibit C is a list of the contracts to which Seller is currently a party that shall be assigned by Seller and assumed by Buyer at Closing (the “Assumed Contracts”).

2.04	Retained Employees. On or prior to the Closing Date, employees of Seller listed on Schedule 2.04 will be offered employment with Buyer, effective on the Closing Date, on terms determined by Buyer.

ARTICLE III:  CLOSING

3.01
Closing; Closing Date.  The closing ("Closing") of the purchase and sale of the Assets and of the other transactions contemplated herein shall take place on the date that all conditions of Closing set forth in this Agreement are satisfied or waived; provided, however, that either party shall have the right to terminate this Agreement by written notice to the other if this transaction has not closed by September 30, 2012, unless all parties mutually agree in writing to extend the Closing beyond such date.  The Closing shall take place at the offices of Vacek, Kiecke & Currier, L.L.P., 901 S. Mopac Expwy., Bldg. II, Ste. 570, Austin, Texas  78746, or at such other place as may be mutually agreed upon in writing by Buyer and Seller.  The day of the Closing is sometimes referred to herein as the Closing Date.

ARTICLE IV:  CLOSING FINANCIAL STATEMENT AND PRORATIONS

4.01
Closing Financial Statement.  Within 90 day of the Closing Date, Seller shall deliver to Buyer a balance sheet dated as of the end of the month immediately preceding the Closing Date and related statements of income for the period beginning on January 1, 2012 and ending on the last day of the month immediately preceding the Closing Date (the "Closing Financial Statements") which shall be prepared on an accrual basis consistently applied to fairly present the financial condition, assets and liabilities of the Seller as of such date.  In addition, within 90 days of the Closing Date, Seller will deliver to Buyer a copy of its filed 2009, 2010 and 2011 Federal Income Tax Returns.

4.02
Coordination and Proration of Final Expenses and Income.  The Seller shall receive all forms of revenue which are earned and generated from the Business prior to Closing even if payment for such services is received after closing, except payments for receivables assigned to Buyer pursuant to this Contract.

The Seller shall be responsible for all liabilities, claims, losses, taxes and other obligations which relate to the operations of the Business prior to Closing, unless specifically assumed by Buyer under the provisions of this Agreement.  This obligation shall include payment of expenses, such as payroll and utilities, that are accrued prior to Closing but not paid until subsequent to Closing.  Likewise, the Buyer shall be responsible for all liabilities, claims, losses, taxes and other obligations which relate to the operations of the Business subsequent to Closing, or specifically assumed by Buyer under the provisions of this Agreement.  The Assumed Contracts will be assigned by Seller and assumed by Buyer effective on the Closing Date.  If any of the payments relating to such contracts were made by the Seller that will cover the period after the Closing Date, the Buyer will reimburse the Seller for these at Closing.

ARTICLE V:  REPRESENTATIONS AND WARRANTIES

5.01
Representations and Warranties of Seller.  Except as otherwise qualified in the schedule attached hereto (herein referred to as the “Disclosure Schedule”), the Seller represents and warrants to Buyer that the following representations and warranties are true and correct in all material respects, and shall be deemed remade at and as of the Closing Date:

(a)
Organization, Power and Qualification.  The Seller is a corporation, duly organized, validly existing and in good standing under the laws of Ohio, and has all requisite power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted; to execute, deliver and perform its obligations hereunder; and to consummate the transactions contemplated thereby.  The Seller is qualified to do business and is in good standing in every jurisdiction in which a failure to do so could have an adverse effect on its assets, business or prospects.  The Seller possesses all governmental and other permits, licenses and approvals necessary to own or lease its properties and assets and to carry on its business as now conducted.

(b)
Authorization by Seller.   Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered pursuant hereto and to consummate the transactions contemplated hereby.

(c)
No Violation By Seller.  The execution, delivery and performance by the Seller of this Agreement and each other document to which the Seller is a party executed in connection herewith and the consummation by the Seller of the transactions contemplated hereby and thereby and the compliance by the Seller with the provisions hereof and thereof, will not, with or without the giving of notice or the passage of time, (a) violate any law, ordinance, rule or regulation applicable to the Seller, (b) violate any judgment, writ, injunction, order or decree of any court, arbitrator or governmental authority applicable to the Seller or (c) except as set forth on the Disclosure Schedule, result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default or an event of acceleration under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Seller.  Except for applicable filings with the Securities and Exchange Commission by Arcis Resoures Corporation (“Arcis”) or as set forth in the Disclosure Schedule, no consent, authorization or approval of, or waiver or exemption by, or filing or registration with or notice to, any federal, state, or local authority, or any other person or entity is required to be obtained or made by the Seller in connection with the execution, delivery and performance of this Agreement and the other documents to be executed, delivered and performed pursuant hereto by the Seller, or the consummation of the transactions contemplated thereby.

(d)
Financial Statements.  Seller has delivered to Buyer true and complete copies of the unaudited income statements and balance sheets for the years 2009 through 2011 (the “Prior Year Financial Statements”).  Within 90 days of Closing, Seller shall deliver to Buyer true and complete copies of the unaudited income statements and balance sheets of the Seller as of the end of the month immediately preceding the Closing Date (“Closing Financial Statements”).

All such balance sheets and related financial statements, have been or will be prepared on an accrual basis consistently applied and have or will fairly present the financial condition, assets and liabilities of the Seller as at the dates thereof and the results of the operations of the Seller for the periods covered thereby.

(e)
Liabilities and Obligations.  The Seller has no liabilities or obligations of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, including federal or state income or sales tax liabilities, which are not reflected, reserved against, or given affect to, in the financial statements as of and for the year ended December 31, 2011 delivered pursuant to Section 4.01 except: (i) those disclosed specifically in the Disclosure Schedule; and (ii) liabilities and obligations reasonably incurred in the ordinary course of the Seller's business since December 31, 2011, all of which (to the extent incurred as of the date of the Closing Financial Statements) shall be reflected, reserved against or given effect to in the Closing Financial Statements.

(f)
Absence of Certain Changes.  Since January 1, 2012, there has not been:  (i) any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities, or business of the Seller; (ii) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, assets, liabilities, or business of the Seller or, (iii) other than in the ordinary course of business, any sale, lease, abandonment or other disposition by the Seller of any real property or of any machinery, equipment or other operating properties, or any intangible assets utilized in the business of the Seller.  A “material adverse change” shall mean an occurrence in which the loss or the amount in controversy is in excess of $20,000.

(g)
Tax Returns and Reports.  Except as disclosed in Section 4.01, and except for income tax returns for the year ended December 31, 2011, which the Seller shall file within 90 days of the Closing Date, to the best of Seller’s knowledge, all federal, state, local and foreign income, excise, property, sales, payroll and other tax returns and reports required to be filed by the Seller (the "Tax Returns") have either been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, or the due dates of the same have been appropriately extended.  All such returns and reports already filed properly reflect the taxes owed by the Seller for the periods covered thereby.  All federal, state, local and foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions which are called for as due by the Tax Returns to any taxing authority from the Seller (the "Taxes"), have been properly accrued or paid.  If any taxes are owing as a result of the operations of Seller prior to Closing, such taxes shall be the sole responsibility of the Seller.  The Seller has not received any notice of assessment or proposed assessment by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against the Seller or its properties.  There are no tax liens on any of the properties or assets of the Seller.  The Seller has not waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect.

(h)
Title and Condition of Assets.  The Seller owns and has good marketable title to all of its properties and assets, including those assets and properties reflected on the balance sheet as of December 31, 2011 included or to be included in the Prior Year Financial Statements or the Closing Financial Statements, as applicable, and all properties and assets acquired by the Seller between December 31, 2011, and the Closing Date, free and clear of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any nature whatsoever, except for the lien of current taxes not yet due and payable as listed on the Disclosure Schedule, and except for (a) a lien held by Arcis, which Arcis has submitted a UCC-3 termination for, (b) liens created in connection with the Assumed Liabilities, (c) a lien created in connection with the promissory note issued by Arcis to Rick Etra in the original principal of $100,000, dated on or about June 5, 2012 (which Arcis shall repay upon Closing), (d) a lien created in connection with the promissory note issued by Arcis to Scott Kadlec in the original principal amount of $50,000 (which Arcis shall repay upon Closing), and (e) a lien held by Fifth Third Bank (Nothwestern Ohio), which Arcis has submitted a UCC-3 termination for.

(i)
Contracts.  All written or oral contracts, agreements, leases, mortgages and commitments ("Contracts"), to which the Seller is a party or by which it may be bound (including without limitation, any and all guaranty and indemnification Contracts; warranty Contracts; marketing, dealership, distributorship, franchise and similar Contracts; powers of attorney; patent, trademark and similar licenses; real and personal property leases, indentures, deeds of trust, mortgages, chattel mortgages and similar Contracts; conditional sales Contracts; labor and collective bargaining Contracts; employment Contracts; and pension, profit sharing, bonus, incentive, deferred compensation, group insurance, severance pay, retirement or other employee benefit Contracts to which the Seller is a party, or under which the Seller may be obligated, or to which the Seller or any of the rights, properties or assets of the Seller may be subject or bound), but excluding Contracts which involve a payment to or by the Seller of less than $1,000 and which can be terminated without penalty by the Seller within 30 days after written notice, are listed and briefly described in the Disclosure Schedule.  To the best of Seller’ knowledge, all Contracts constitute legal, valid and binding obligations of the respective parties thereto, are in full force and effect on the date hereof, and neither the Seller nor any other party thereto has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of any Contract, the termination of which could have a material adverse effect upon the assets, liabilities, financial condition, or results of operations of the Seller, except as set forth in the Disclosure Schedule.  Correct and complete copies of all written Contracts disclosed on the Disclosure Schedule have been made available to Buyer.

(j)
No Default, Violation or Litigation.  To the best of its knowledge, the Seller is not in violation of any law or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, laws, regulations, orders and restrictions applicable to environmental standards and controls, wages and hours, civil rights and occupational health and safety), which violation would have a material adverse effect upon the assets, liabilities, financial condition, or results of operation of the Seller or its right to conduct its business as presently conducted, nor has it received any notice of noncompliance.  There are no lawsuits, proceedings, claims or governmental investigations pending or threatened against, or involving the Seller or its properties or business.  There is no basis known to the Seller for any action which would have an adverse effect upon the assets, liabilities, financial condition, or results or operations of the Seller or its right to conduct its business as presently conducted.  There are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against the Seller which could adversely affect the assets, liabilities, financial condition, or operations of the Seller or its right to conduct its business as presently conducted.

(k)
Insurance.  The Disclosure Schedule contains a list of all insurance policies (specifying the insurer, the type of insurance, the policy number and any pending claims thereunder) maintained by or on behalf of the Seller on its properties, assets, business or personnel.  All such policies are in full force and effect, and the Seller is not in default with respect to any provision contained in any insurance policy, nor has it failed to give any notice or present any claim thereunder in due and timely fashion.  The Seller will keep all such policies in full force and effect to the Closing Date.

(l)
Employment and Labor Relations.  The Seller is not a party to or otherwise bound by any contracts, agreements or other commitments respecting employment or compensation of any of its officers, directors, agents or employees except as set forth in the Disclosure Schedule.  There is no unfair labor practice complaint, labor disturbance or other controversy respecting persons or past employees pending, threatened or proposed against, or affecting the business of the Seller, and Seller has no knowledge of any facts or circumstances which would indicate that any claims, complaints or litigation could be brought against the Seller in connection with employment matters.  Seller is in compliance with all laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and it is not engaged in any unfair labor practice.

(m)
Employee Benefits.  For purposes of this Agreement, the term "Employee Plan" includes any pension, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement, including without limitation, any pension plan ("Pension Plan") as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan"), whether or not any of the foregoing is funded, and whether written or oral, (a) to which the Seller is a party or by which it is bound or (b) with respect to which the Seller has made any payments or contributions, or may otherwise have any liability (including any such plan or arrangement formerly maintained by the Seller).

(i)
There are no Employee Plans other than those listed in the Disclosure Schedule, and the Seller has never been a party to any multi-employer plan.  Seller represents that all disclosed Employee Plans have not been modified since January 1, 2012, except as disclosed in this Agreement.

(ii)	No Pension Plan to which the Seller is a party is a "defined benefit plan" as defined in ERISA.

(iii)
Each Employee Plan, the administrator and fiduciaries of each Employee Plan, and the Seller has at all times complied in all material respects with the applicable requirements of ERISA, including but not limited to the fiduciary responsibilities imposed by ERISA, HIPPA (the Health Insurance Portability and Accountability Act of 1996) and any other applicable law (including regulations and rulings thereunder) governing each Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law.  No lawsuits or complaints to, or by, any person or governmental entity have been filed or are pending and no Seller has knowledge of any state of facts or contemplated event which could give rise to any such lawsuit or complaint with respect to any Employee Plan.  Without limiting the foregoing, the following are true with respect to each Employee Plan:

(A)
The Seller has filed or caused to be filed on a timely basis each and every return, report, statement, notice, declaration and other document required by any government agency, federal, state and local (including, without limitation, the Internal Revenue Service and the Department of Labor) with respect to each Employee Plan.

(B)
The Seller has delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary descriptions and reports, as are required under Title 1 of ERISA and/or the Internal Revenue Code, as amended ("Code").

(C)	The Seller is not delinquent as to contributions or payments to or in respect of any Employee Plan.

(iv)
With respect to each Employee Plan, there has not occurred, nor is any person or entity contractually bound to enter into, any transaction giving rise to any tax under Section 4975 of the Code or Section 406 of ERISA, or liability under Section 502(i) of ERISA.

(n)	Environmental Provisions. With respect to any real estate owned or leased by the Seller, and additionally, the Seller represents and warrants to Buyer, that:

(i)
No claim, lawsuit, agency proceeding, or other legal, quasi-legal or administrative challenge is pending or threatened concerning the property, the operation of the property, or the existence of any hazardous substances thereon.

(ii)	The property has never been used for any industrial or commercial operation that utilizes hazardous substances.

(iii)
There has been no spill, discharge, release, deposit, or emplacement of any hazardous substance on the property, whether in containers or other impoundments, or directly in the lands or waters of the property resulting in Damages, and there has been no spill, discharge, release, deposit, or emplacement of any hazardous substance on the property, whether in containers or other impoundments, or directly in the lands or waters of the property otherwise by the Seller.

(iv)	There is no asbestos-containing or other hazardous materials in the structures on the property.

(v)	To the best of its knowledge, no electrical transformers, fluorescent light fixtures or other electrical equipment containing PCBs have been affixed or installed on or in the property.

(vi)	There are no storage tanks, barrels, sumps, impoundments, or other containers or equipment (movable or fixed) for the containment of hazardous substances in any part of the property.

(vii)
No governmental entity has served upon the Seller any notice claiming any violation of any statutes, ordinance, or regulations or noting the need for any repair, construction, alteration, or installation with respect to the property and hazardous substances or requiring any change in the means or methods of those conducting operations thereon. With respect to all operations by the Seller, the Seller has, at all times, complied with all federal, state and local laws, ordinances and regulations relating to and involving (A) industrial hygiene or to environmental conditions on, under or about such real estate, including, but not limited to, soil and groundwater conditions; and (B) the use, generation, manufacture, storage, disposal and transportation of hazardous materials.

(o)
Intellectual Property.  Except as set forth in the Disclosure Schedule, the Seller owns or has the right to use all patents, trademarks, trade names, service marks, franchises, and the technology necessary for the conduct of its business as presently conducted without infringing upon or conflicting with the rights of others, and the Seller has not received any notice from a party claiming such an infringement or conflict; and Seller are not aware of any facts or circumstances which would indicate that such an infringement or conflict could exist.  All such patents, trademarks, trade names, service marks and franchises are described on the Disclosure Schedule and the Seller's interest therein is similarly described.

(p)	Reserved.

(q)
Disclosure; Capacity.  Seller has disclosed to Buyer all facts material to the assets, liabilities or business of the Seller.  No representation or warranty of the Seller made hereunder or in the Disclosure Schedule or in any certificate, statement, or other document delivered by or on behalf of the Seller hereunder contains any untrue statement or omission of a material fact which would cause the general interpretation of the statements to be misleading.  Copies of all documents referred to on the Disclosure Schedule have been delivered or made available to Buyer, are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.  All representations and warranties by Seller hereunder are made from knowledge acquired in their capacities as an individual, shareholder, officer, director, employee and any other relationship of such Seller to the Seller.

(r)	Real Property. The Seller currently does not lease any real property.

(s)
Title to Assets and Properties.  Except as found in an Disclosure Schedule, Seller has good and marketable title to all of its assets and properties, tangible and intangible, that are material to Seller’s business and future prospects.  These assets and properties constitute all of the assets and interests in assets that are used in Seller’s business.  Except for (a) a lien held by Arcis, which Arcis has submitted a UCC-3 termination for, and (b) liens created in connection with the Assumed Liabilities, (c) a lien created in connection with the promissory note issued by Arcis to Rick Etra in the original principal of $100,000, dated on or about June 5, 2012 (which Arcis shall repay upon Closing), (d) a lien created in connection with the promissory note issued by Arcis to Scott Kadlec in the original principal amount of $50,000 (which Arcis shall repay upon Closing), and (e) a lien held by Fifth Third Bank (Northwestern Ohio), which Arcis has submitted a UCC-3 termination for, all of these assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, and restrictions.  Except as otherwise indicated in this Agreement, all tangible personal property of Seller is in good operating condition and repair, ordinary wear and tear excepted and suitable for the business of the Seller.

(t)
Neither Arcis Resources Corporation nor Seller will take any action to prevent any employee of Seller, including Trevis Lyon, Shane Bennett or Butch Flatt from going to work for the Buyer subsequent to Closing.

5.02
Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the following representations and warranties are true and correct in all material respects, and shall be deemed remade at and as of the Closing Date:

(a)
Organization, Power and Qualification.  The Buyer is a Texas limited liability company duly organized, validly existing and in good standing under the laws of Texas, and has all requisite power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted; to execute, deliver and perform its obligations hereunder; and to consummate the transactions contemplated thereby.

(b)	Financial Ability. Buyer has the financial ability to honor its obligations as found in this Agreement.

(c)
Enforceability.   With respect to Buyer: (i) the execution, delivery and performance of this Agreement and each other document to which the Buyer is a party executed in connection herewith are within the corporate power of Buyer; and (ii) the execution and delivery of this Agreement and each other document to which the Buyer is a party executed in connection herewith and the consummation of the transactions contemplated hereby and thereby has been duly authorized, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and each other document to which the Buyer is a party executed in connection herewith or to consummate the transactions contemplated herein or therein. This Agreement and each other document to which the Buyer is a party executed in connection herewith, when executed and delivered by the parties thereto, are the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms subject to: (x) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights or creditors’ remedies generally; and (y) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and each other document to which the Buyer is a party executed in connection herewith and to perform its obligations under this Agreement and each other document to which the Buyer is a party executed in connection herewith.

(d)
No Violation by Buyer. The execution, delivery and performance by the Buyer of this Agreement and each other document to which the Buyer is a party executed in connection herewith and the consummation by the Buyer of the transactions contemplated hereby and thereby and the compliance by the Buyer with the provisions hereof and thereof, will not, with or without the giving of notice or the passage of time, (a) violate any law, ordinance, rule or regulation applicable to the Buyer, (b) violate any judgment, writ, injunction, order or decree of any court, arbitrator or governmental authority applicable to the Buyer or (c) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default or an event of acceleration under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Buyer.  No consent, authorization or approval of, or waiver or exemption by, or filing or registration with or notice to, any federal, state, or local authority, or any other person or entity is required to be obtained or made by the Buyer in connection with the execution, delivery and performance of this Agreement and the other documents to be executed, delivered and performed pursuant hereto by the Buyer, or the consummation of the transactions contemplated thereby.

(e)
Acknowledgement of Lack of Required Consents. Buyer acknowledges and agrees that the required consents for the assignment of the Assigned Contracts set forth on Section 5.01(k) of the Disclosure Schedule have not been obtained as of the date hereof and may not be obtained prior to Closing. Notwithstanding lack of receipt of such consents, subsequent to Closing, Buyer shall perform all Seller’s obligations under such Assigned Contracts and (subject to Buyer’s performance of such obligations) Buyer will be entitled to any amounts due to Seller arising subsequent to Closing under such Assigned Contracts. To the extent such required consents have not been obtained as of the Closing, Buyer and Seller shall cooperate to obtain such required consents as soon as practicable following the Closing.

ARTICLE VI:  OPERATION OF BUSINESS

6.01
Ordinary Course.  During the period commencing upon execution of this Agreement until the Closing Date, the Seller shall operate its business in the ordinary course, and in connection therewith, all its business activities, including, without limitation, each of the following activities shall be operated in the ordinary course: ordering materials and supplies, collecting accounts receivables, payment of expenses, and continuation of general promotional activities.

(a)
Right to Inspect.  During the period commencing upon execution of this Agreement until the Closing Date, Buyer shall have the right to conduct any reasonable inspections or investigations with respect to the business of the Seller and its properties, either individually or by utilizing a third party, but with reasonable notice, and with a Seller representative present.

(b)
Access.  During the period commencing upon execution of this Agreement until the Closing Date, representatives of Buyer shall have free access to the business and records pertaining to the Seller in order that Buyer may have full opportunity to make such investigation as it shall desire of the affairs of the Seller relating to its assets, liabilities and business, provided that Buyer provide the Seller reasonable prior notice of its desire to such access; and such activities by Buyer shall not interfere with the Seller's normal business operations.  Each party hereto shall have the right to make copies of all books and records received or retained by the other party hereunder.

(c)
Subsequent Events.  During the period commencing upon execution of this Agreement until the Closing Date, if Seller becomes aware of any fact or circumstance which would change or affect the accuracy of a representation or warranty in this Agreement, it shall immediately give written notice of any change, fact or circumstance to Buyer, but such notice shall not relieve Seller of its liabilities or obligations with respect thereto.

ARTICLE VII:  DELIVERIES AT CLOSING

7.01	Deliveries by Seller. At the Closing, Seller and Arcis covenant and agree, jointly and severally, to deliver, or cause to be delivered, to Buyer the following:

(a)
Bill of Sale/Assignments.  A Bill of Sale and/or Assignment in a form acceptable to Buyer sufficient to convey to Buyer all rights, title, and interest in and to the Assets (the “Bill of Sale”), executed by Seller.

(b)	Manuals. All documentation in the possession of Seller necessary to operate and to use all Assets being sold to Buyer in this Agreement.

(c)	Covenant Not to Compete. Non-competition agreement, exercised by Arcis and by Seller in the form attached hereto as Exhibit D (the “Non-Competition Agreement”).

(d)
No Litigation.  A certificate (which may be included as part of the certificate provided pursuant to Section 7.01(d)) dated the Closing Date and signed by Seller, the truth and accuracy of which shall be a condition to Buyer’s obligation to consummate the transactions contemplated herein, to the effect that other than as described on the Disclosure Schedule, there is no action, suit or other proceeding pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

(e)
Accuracy of Representations; Performance of Covenants.  A certificate dated the Closing Date and signed by Seller, the truth and accuracy of which shall be a condition to Buyer’s obligation to consummate the transactions contemplated herein, to the effect that, other than as described on the Disclosure Schedule, the representations and warranties of Seller contained in this Agreement (except for factual changes in the information contained in the Disclosure Schedule or attachments hereto occurring after the execution of this Agreement and before Closing, which changes shall be noted on amendments to such information at Closing which are subject to approval by Buyer in its sole and absolute discretion) are true and correct as of the Closing Date, and that Seller has duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to Closing.

(f)	Form 8594. An executed I.R.S. Form 8594, as completed by Seller, allocating the Purchase Price among the Assets.

(g)
Further Assurances.  At and following the Closing, Seller, without further consideration, shall execute and deliver such other documents and instruments and take such further actions as Buyer may reasonably request in order to complete and perfect the transactions contemplated herein.

(h)
Accounts Receivable.  An assignment of current accounts receivables totals Fifty Six Thousand Dollars ($56,000.00) as described in Section 1.01 of this Agreement (which may be included in the Bill of Sale delivered pursuant to Section 7.01(a)).

(i)
Liabilities.  At time of closing, Seller shall deliver to Buyer a list of all liabilities relating to the Assumed Contracts and any non-executive past due employee compensation owed by Seller, to third parties, including vendor payables relating to the Assumed Contracts.  Buyer and Seller, prior to disbursement of the closing proceeds shall cooperate and distribute directly to all individuals on entities owed funds as set forth on the list, payment in full for such liabilities prior to distribution the balance of the sales proceeds to Seller in accordance with the terms of the Escrow Agreement.

7.02	Deliveries by Buyer. Buyer hereby covenant and agree with Seller, that at the Closing, Buyer will deliver, or cause to be delivered, the following:

(a)	Consideration for Assets. The Purchase Price shall be paid in accordance with the terms of Article II hereof.

(b)
Accuracy of Representations; Performance of Covenants.  A certificate signed by an officer of Buyer, the truth and accuracy of which shall be a condition to Seller’s obligation to consummate the transactions contemplated herein, to the effect that the representations and warranties of Buyer contained in this Agreement are true and correct as of the Closing Date, and that Buyer have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to Closing.

(c)	Bill of Sale. The Bill of Sale duly executed by Buyer.

(d)	Non-Competition Agreement. The Non-Competition Agreement duly executed by Buyer.

(c)
Further Assurances.  At and following the Closing, Buyer, without further consideration, shall execute and deliver such other documents and instruments and take such further actions as Seller may reasonably request in order to complete and perfect the transactions contemplated herein.

ARTICLE VIII:  CONDITIONS OF CLOSING

8.01	Conditions to Buyer’s Obligations. All obligations of Buyer under this Agreement are subject to the fulfillment at Closing of each of the following conditions:

(a)
Seller's representations and warranties contained in this Agreement shall be true and correct in all material respects at the time of Closing as though such representations and warranties were made at such time;

(b)	Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing;

(c)	Seller shall make, or cause to be made, all deliveries described in Section 7 of this Agreement;

(d)	Between January 1, 2012, and the Closing, no material adverse change shall have occurred in the condition of the business, any leased premises, or the property of the Seller;

(e)
All equipment, inventories, leased premises, and other physical elements of the property of the Seller shall be in  the condition required by this Agreement, and Buyer shall be reasonably satisfied with any inspections it shall conduct or have conducted with respect to the properties of the Seller, including any environmental inspections or audits;

(f)
Buyer shall have received a certificate of search for all UCC or other liens against the assets of the Seller, certified on or about the Closing Date, indicating that there are no liens or claims against such assets other than a lien held by Fifth Third Bank (Northwestern Ohio), which Arcis has submitted a UCC-3 termination for, or as disclosed in the Disclosure Schedule;

(g)
Buyer shall have a right to review any additional information requested by Buyer during its due diligence period and shall have a right to terminate said contract if information is discovered during due diligence of additional information that could materially impact the Business.

8.02
Noncompliance.  If any one or more of the conditions precedent set forth in Section 8.01 above shall not be in effect, complied with, or fulfilled on the Closing Date, after a reasonable period of time to correct by Seller, Buyer may, by written notice to Seller, elect in its sole and absolute discretion to either (i) cancel this Agreement and all obligations of Buyer hereunder, or (ii) execute a written waiver of compliance with any one or more of the said conditions precedent and close this transaction, provided that such waiver shall not release or relieve the Seller from any liability if such waiver causes Damages to Buyer as provided in Article IX hereunder.

8.03	Conditions to Seller's Obligations. All obligations of the Seller under this Agreement are subject to the fulfillment at Closing of the following conditions:

(a)
The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at the time of Closing as though such representations and warranties were made at such time.

(b)	Buyer shall have performed and completed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)	Buyer shall make all deliveries described in Section 7 of this Agreement.

8.04
Failure of Conditions.  In the event of default by any party which is not cured prior to the Closing Date, the non-defaulting party shall have the option to rescind this Agreement in addition to all other remedies at law or in equity arising from such default, including the remedy of specific performance.

ARTICLE IX:  INDEMNIFICATION

9.01
Indemnification by Seller.  Subject to the limitations set forth in this Article IX, for a period of two years from and after the Closing, Seller and Arcis, jointly and severally agree, to reimburse and indemnify and hold Buyer (which term, for the purposes hereof shall include Buyer and the Seller) harmless from, against and in respect of any and all Damages (as defined in Section 9.04 hereof) up to the amount of $1,062,000 asserted against, imposed upon or incurred by Buyer by reason of or resulting from:

(a)
Any misrepresentation or omission, breach of warranty or nonfulfillment of any covenant or agreement under this Agreement, including without limitation, the Disclosure Schedule, or any other written agreement, statement, list, certificate or other instrument furnished to Buyer by or on behalf of Seller or the Seller pursuant to this Agreement; and

(b)
Any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and legal fees) arising out of or resulting from (i) any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement by the Seller; or (ii) the operation of the Business by Seller prior to the Closing save and except for: 1) ordinary operating expenses previously incurred by the Seller; 2) costs and expenses reflected on the Disclosure Schedule or in the Prior Year Financial Statements or the Closing Financial Statements; or 3) liabilities specifically assumed by Buyer in this Agreement.  Any incident, amount or omission described under paragraphs (a) or (b) above are herein referred to as a "Claim".

9.02
Indemnification by Buyer.  Buyer does hereby indemnify and defend Seller (and its agents and officers) and shall hold and save Seller (and its agents and officers) harmless from and against all debts, claims, actions or causes of action, losses, damages and attorney's fees that may arise after closing for all liabilities it has specifically agreed to assume in this Agreement, whether directly or indirectly.  Any incident, amount or omission described under this Section 9.02 is referred to as a "Claim".

9.03
Method of Asserting Claims, etc.  Both parties agree to  give prompt written notice to the other party of any Claim which it discovers or of which it receives notice after the Closing and which might give rise to Damages under this Agreement, stating the nature, basis and (to the extent known) amount thereof.  If the Claim involves a suit by a third party or by any governmental body, or any legal, administrative or arbitration proceeding, the Indemnitee shall be entitled to participate therein, and, to the extent desired by them, to assume the defense thereof, and after notice from Indemnitee to Indemnitor of the election so to assume the defense thereof, Indemnitor will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, unless Indemnitor do not actually assume the defense thereof following notice of such election.  Indemnitee and Indemnitor will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, claim or proceeding.  Indemnitee will not settle any Claim and incur any Damages without the written consent of the Indemitor, which consent shall not be unreasonably withheld.  Indemnitee shall assign to Indemnitor all right, title and interest in any Claim which is paid by Indemnitor hereunder.

9.04
Damages.  “Damages” as used in this Article IX  shall mean demands, claims, actions or causes of action, assessments, losses, damages, liabilities, judgments, settlements, fines, out of pocket costs and expenses, including, without limitation, interest and penalties, and reasonable and actual attorneys’ fees, disbursements and expenses.  “Damages” shall include any amount received by the Seller or Buyer from any insurance proceeds in connection with such loss or damage.  Indemnitee will use its best efforts to obtain a waiver of subrogation rights with respect to claims against the Indemnitor from which insurance proceeds are received.

ARTICLE X:  EARNEST MONEY

10.01	Earnest Money. $50,000.00 is herewith tendered and will be deposited with the Escrow Agent (the “Earnest Money Deposit”), upon execution of the contract by both parties.

10.02	Default. Subject to the terms of the Escrow Agreement, if Buyer or Seller fails to close this Agreement for any reason whatsoever, the earnest money shall be refunded in full to Buyer.
10.03
Attorney’s Fees and Court Costs.  Any signatory to this contract who is the prevailing party in any legal proceeding against any other signatory brought under or with relation to this contract or transaction shall be additionally entitled to recover court costs and reasonable attorney fees from the non-prevailing party.  Escrow Agent, as interpleaded, shall not be liable for court costs or attorney’s fees, and shall be entitled to recover court costs and attorney fees incurred as a result of any interpleaded action from any amount that has been interpleaded.

ARTICLE XI:  MISCELLANEOUS

11.01
Releases and Indemnification.  Buyer shall and does hereby indemnify and hold Seller (and its agents and officers) harmless from any and all claims, actions, demands, losses, costs, and damages (including, without limitation, settlement costs and legal or other expenses for investigating or defending any such actions and including the loss of personal collateral pledged to secure any debt or obligation hereby indemnified) reasonably incurred by any of them in connection with, or as a result of, any debt or other obligation of the Seller (or a guaranty relating to such) which was  incurred in the ordinary course of business of the Seller involving transactions from and after the Closing Date, provided that such obligations constitute obligations of and are enforceable against the Seller (or any of its agents or officers).

11.02
Survival.  All statements made by Seller in this Agreement and its exhibits, or in the Disclosure Schedule, shall be deemed representations and warranties of Seller regardless of any investigations made by or on behalf of Buyer.  All representations, warranties, agreements, covenants and indemnifications made by the parties in this Agreement, specifically including, without limitation, the right to indemnification  or in any document delivered pursuant hereto, shall survive the Closing regardless of any investigation at any time made by or on behalf of Buyer or Seller.

11.03
Waiver of Terms.  Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written notice signed by the party or parties waiving such terms or conditions.

11.04	Amendment of Agreement. This Agreement may be amended or supplemented at any time only by written instrument duly executed by Buyer, the Seller and Arcis.

11.05
Payment of Expenses.  Except as specified in Section 4.01 and Section 10.02, each of Seller and Buyer shall be solely responsible for, and shall pay all of its own expenses associated with the transaction described in this Agreement, including but not limited to its accounting, consultants, legal fees, and out-of-pocket expenses incurred in connection with this Agreement, or the transactions herein contemplated.

11.06
Entire Agreement, Assignment, etc.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof.  Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.  All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by each respective party and their respective heirs, legal representatives, successors and assigns; provided, however, that none of the rights or obligations of any of the parties hereto may be assigned without the prior written consent of, in the case of assignment by Seller, Buyer, or, in the case of assignment by Buyer, Seller and Arcis, which consent shall not unreasonably be withheld.  Notwithstanding anything to the contrary, the provisions of the Mutual Nondisclosure Agreement previously signed by the parties as it relates to the disclosure of the sales price to third parties shall continue to be in force for two years after Closing of the transaction contemplated by this Agreement.

11.07
Notices.  All notices, consents, waivers or other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of receipt) or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), to the person and address set forth below:

If to Buyer:	Justin Edmondson
3413 Hunter Road
San Marcos, TX 78666

Facsimile No.:                        (512) 233-2452

with a copy to:	Roy Kiecke
Vacek, Kiecke & Currier, L.L.P.
901 S. Mopac Expwy., Bldg. II, Ste. 570
Austin, TX  78746
Facsimile No.:	(512) 472-5124

or to such other person or address as the Buyer may designate in writing.

If to Seller:	Mobile Fluid Recovery, Inc.
6586 Hypoluxo Rd. Unit 225
Lake Worth, FL 33467
Attn: Robert Di Marco, EVP

Facsimile No.:	(561) 828-7758

with a copy to:	Andrea Cataneo, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Facsimile No.:	(212) 930-9725

or to such other person or address as the Seller may designate in writing.

11.08
Commission and Finder's Fees.  Buyer and Seller represent that neither party has retained or used the services of any individual, firm or corporation in such manner as to entitle such individual, firm or corporation to any compensation for brokers' or finders' fees with respect to the transactions contemplated hereby for.

11.09
Severability.  In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

11.10
Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11	Headings. The headings of the Sections and the subsections of this Agreement are inserted for the convenience of reference only and shall not constitute a part hereof.

11.12
Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive law of the State of Texas without giving effect to the principles of conflicts of law thereof.  Any action brought by any party concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Texas or in the federal courts located in the state  of Texas.

11.13	Exhibits. All Exhibits attached to this Agreement and the Disclosure Schedule are incorporated herein and made a part of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement had been duly executed by the parties hereto on the day and year first above written.

Buyer:

SUSTAINABLE INNOVATIONS, LLC

/s/ Justin Edmondson
By: Justin Edmondson, Member

Seller:

MOBILE FLUID RECOVERY, Inc.

By: /s/ Trevis Lyon

ARCIS Resources Corporation, as the 100% shareholder of Mobile Fluid Recovery, Inc., does hereby join in this Agreement as set forth in Section 5.01 (t), 7.01(c) and 9.01 above.

ARCIS RESOURCES CORPORATION

By: /s/ Trevis Lyon